EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT
Re: Mercedes-Benz Financial Services USA LLC, f/k/a DCFS USA LLC, in its capacity as Servicer (the
"Servicer") under the Sale and Servicing Agreement, dated as of April 1, 2010, among Mercedes-Benz Auto
Receivables Trust 2010-1, as Issuer, Daimler Retail Receivables LLC, as Depositor, and Mercedes-Benz Financial
Services USA LLC, as Seller and Servicer (the Servicing Agreement"), for the period from April 21, 2010 to
December 31, 2010 (the "Reporting Period")
I, Brian T. Stevens, certify that:
(a)
A review of the Servicer's activities during the Reporting Period and of its performance under the
Servicing Agreement has been made under my supervision.
(b)
To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period.
Dated: March 24, 2011
/s/ Brian T. Stevens________________
Name: Brian T. Stevens
Title: Vice President and Controller